PURCHASE AND ASSUMPTION AGREEMENT

                                    Between

                                  Signet Bank

                                      and

                          Union Bankshares Corporation

                                  Dated As Of
                                October 21, 1997

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                       PURCHASE AND ASSUMPTION AGREEMENT
                       ---------------------------------

                                                                     Page Number
                                                                     -----------
                                   ARTICLE I
                       TRANSFER OF ASSETS AND LIABILITIES

Section 1.1.      Transferred Assets . . . . . . . . . . . . . . . . . . . 1
Section 1.2.      Purchase Price . . . . . . . . . . . . . . . . . . . . . 3
Section 1.3.      Post-Closing Adjustments . . . . . . . . . . . . . . . . 4
Section 1.4.      Deposit Liabilities . .  . . . . . . . . . . . . . . . . 5
Section 1.5.      Owned Branches . . . . . . . . . . . . . . . . . . . . . 9
Section 1.6.      Safe Deposit Business  . . . . . . . . . . . . . . . .  10
Section 1.7.      Loans Transferred . . . . .  . . . . . . . . . . . . .  11
Section 1.8.      Records and Data Processing . . . . . . . . . . . . . . 12
Section 1.9.      Taxes and Fees; Proration of
                  Certain Expenses . . . . . . . . . . . . . . . . . . .  13
Section 1.10.     Processing of Certain Items After
                  Closing . . . . . . . . . . . . . . . . . . . . . . . . 13


                                   ARTICLE II
                           CLOSING AND EFFECTIVE DATE

Section 2.1.      Dates . . . . . . . . . . . . . . . . . . . . . . . . . 14
Section 2.2.      Closing . . . . . . . . . . . . . . . . . . . . . . . . 14

                                  ARTICLE III
                                INDEMNIFICATION

Section 3.1.      Seller's Indemnification of Purchaser . . . . . . . . . 16
Section 3.2.      Purchaser's Indemnification of Seller . . . . . . . . . 17
Section 3.3.      Claims for Indemnity . . . . . . . . . . . . . . . . .  17
Section 3.4.      Limitations on Indemnification . . . . . . . . . . . .  18

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1.      Corporate Organization . . . . . . . . . . . . . . . .  18
Section 4.2.      No Violation . . . . . . . . . . . . . . . . . . . . .  18
Section 4.3.      Corporate Authority . . . . . . . . . . . . . . . . .   19
Section 4.4.      Enforceable Agreement . . . . . . . . . . . . . . . . . 19
Section 4.5.      No Brokers . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.6.      Personal Property . . . . . . . . . . . . . . . . . . . 19
Section 4.7.      Owned Branches . . . . . . . . . . . . . . . . . . . .  19
Section 4.8.      Condition of Property . . . . . . . . . . . . . . . . . 19
Section 4.9.      Loans . . . . . . . . . . . . . . . . . . . . . . . . . 19
Section 4.10.     Limitation of Representations
                  Warranties . . . . . . . . . . . . . . . . . . . . . .  20

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                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 5.1.      Corporate Organization . . . . . . . . . . . . . . . .  20
Section 5.2.      No Violation . . . . . . . . . . . . . . . . . . . . .  20
Section 5.3.      Corporate Authority . . . . . . . . . . . . . . . . . . 20
Section 5.4.      Enforceable Agreement . . . . . . . . . . . . . . . . . 22
Section 5.5.      No Brokers . . . . . . . . . . . . . . . . . . . . . .  22
Section 5.6.      Regulatory Capital and Condition . . . . . . . . . . .  22
Section 5.7.      Deposit Insurance; Individual
                  Retirement Accounts . . . . . . . . . . . . . . . . . . 22
Section 5.8.      Regulatory Matters . . . . . . . . . . . . . . . . . .  22

                                   ARTICLE VI
            OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE DATE

Section 6.1.      Full Access . . . . . . . . . . . . . . . . . . . . . . 23
Section 6.2.      Delivery of Magnetic Media Records . . . . . . . . . .  24
Section 6.3.      Application for Approval to Effect
             Purchase of Assets and Assumption
                  of Liabilities . . . . . . . . . . . . . . . . . . . .  24
Section 6.4.      Conduct of Business; Maintenance
                  of Properties . . . . . . . . . . . . . . . . . . . . . 24
Section 6.5.      No Solicitation by Seller . . . . . . . . . . . . . . . 25
Section 6.6.      Further Actions . . . . . . . . . . . . . . . . . . . . 25
Section 6.7.      Fees and Expenses . . . . . . . . . . . . . . . . . . . 25
Section 6.8.      Breaches with Third Parties . . . . . . . . . . . . . . 26
Section 6.9.      Insurance . . . . . . . . . . . . . . . . . . . . . . . 26
Section 6.10.     Public Announcements . . . . . . . . . . . . . . . . .  26
Section 6.11.     Tax Reporting . . . . . . . . . . . . . . . . . . . . . 26
Section 6.12.     Employee Matters . . . . . . . . . . . . . . . . . . .  26
Section 6.13.     Security . . . . . . . . . . . . . . . . . . . . . . .  29
Section 6.14.     Divestiture Branches . . . . . . . . . . . . . . . . .  29
Section 6.15.     Systems Conversion . . . . . . . . . . . . . . . . . .  29
Section 6.16.     Customer Notification . . . . . . . . . . . . . . . . . 29

                                  ARTICLE VII
                     CONDITIONS TO PURCHASER'S OBLIGATIONS

Section 7.1.      Representations and Warranties True . . . . . . . . . . 30
Section 7.2.      Obligations Performed . . . . . . . . . . . . . . . . . 30
Section 7.3.      No Adverse Litigation . . . . . . . . . . . . . . . . . 30
Section 7.4.      Regulatory Approvals . . . . . . . . . . . . . . . . .  30

                                  ARTICLE VIII
                       CONDITIONS TO SELLER'S OBLIGATIONS

Section 8.1.      Representations and Warranties True . . . . . . . . . . 31
Section 8.2.      Obligations Performed . . . . . . . . . . . . . . . . . 31
Section 8.3.      No Adverse Litigation . . . . . . . . . . . . . . . . . 31
Section 8.4.      Regulatory Approvals . . . . . . . . . . . . . . . . .  31

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                                   ARTICLE IX
                                  TERMINATION

Section 9.1.      Methods of Termination . . . . . . . . . . . . . . . .  32
Section 9.2.      Procedure Upon Termination . . . . . . . . . . . . . .  33
Section 9.3.      Payment of Expenses . . . . . . . . . . . . . . . . . . 33

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

Section 10.1.     Entire Agreement; Modification . . . . . . . . . . . .  33
Section 10.2.     Waiver or Extension . . . . . . . . . . . . . . . . . . 34
Section 10.3.     Assignment . . . . . . . . . . . . . . . . . . . . . .  34
Section 10.4.     Confidentiality . . . . . . . . . . . . . . . . . . . . 34
Section 10.5.     Notices . . . . . . . . . . . . . . . . . . . . . . . . 35
Section 10.6.     Counterparts . . . . . . . . . . . . . . . . . . . . .  35
Section 10.7.     Headings . . . . . . . . . . . . . . . . . . . . . . .  35
Section 10.8.     Governing Law . . .  . . . . . . . . . . . . . . . . .  35
Section 10.9.     Expenses . . . . . . . . . . . . . . . . . . . . . . .  35
Section 10.10.    Severability . . . . . . . . . . . . . . . . . . . . .  35
Section 10.11.    Parties In Interest  . . . . . . . . . . . . . . . . .  35

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                               Definitions Index

Defined Term                                                Section Number
------------                                                --------------

ACH                                                           1.4(k)
Adjusted Closing Statement                                    1.3(b)
Adjustment Payment                                            1.3(b)
Adjusted Settlement Date                                      1.3(b)
Assignment and Assumption Agreement                           2.2(b)(3)
Bill of Sale                                                  2.2(b)(2)
Branch Business                                               Recitals
Branches                                                      Recitals
Closing                                                       2.1
Closing Statement                                             1.3(a)
Coins and Currency                                            1.1(a)(6)
Deposit Liabilities                                           1.4(a)
Divestiture Branches                                          1.2(a)(2)
Effective Date                                                2.1
Employees                                                     6.12(a)
Excluded Assets                                               1.1(b)
Federal Funds Rate                                            1.3(e)
FRB                                                           8.4
Gross Book Value                                              1.2(c)
Loan Instruments                                              4.11
Loans                                                         1.1(a)(4)
Mediator                                                      1.3(c)
Obligors                                                      4.11
Owned Branches                                                1.1(a)(1)
Personal Property                                             1.1(a)(2)
Purchaser                                                     Recitals
Records                                                       1.8(b)
Safe Deposit Contracts                                        1.1(a)(3)
Seller                                                        Recitals
Settlement Payment                                            1.3(a)
Title Defects                                                 1.5(b)
VSCC                                                          8.4
Working Agreement                                             1.10

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                       PURCHASE AND ASSUMPTION AGREEMENT
                       ---------------------------------

        THIS AGREEMENT, dated as of October 21, 1997, by and between Signet Bank, a Virginia banking corporation having its principal offices in Richmond, Virginia (the "Seller"), and Union Bankshares Corporation, a registered bank holding company having its principal offices in Bowling Green, Virginia (the "Purchaser"):

                              W I T N E S S E T H:
                              - - - - - - - - - -

        WHEREAS, Seller wishes to transfer, upon the terms and conditions set forth herein, (i) certain assets and certain deposit and other liabilities of the branch offices listed in attached Exhibit A (the "Branches"), and (ii) certain other assets and liabilities as set forth in this Agreement (collectively, the "Branch Business"); and

        WHEREAS, Purchaser wishes to acquire the Branch Business upon the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, Seller and Purchaser agree as follows:

                                   ARTICLE I
                                   ---------
                       TRANSFER OF ASSETS AND LIABILITIES
                       ----------------------------------

Section 1.1. Transferred Assets.
             ------------------

        (a) As of the Effective Date (as defined in Section 2.1 below) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of the following assets associated with the Branches and the Branch Business and identified in this Agreement and the Schedules and Exhibits hereto, and not otherwise excluded from sale pursuant to the provisions of Subsection l.l(b) below:

                (1) fee simple interest in any real property that is owned by
                    Seller and upon which a Branch is operated, including the buildings and other improvements thereto (the "Owned Branches") as set forth in Schedule 1.1(a)(1) hereto;

                (2) except as provided in Subsection l.l(b), the furniture, fixtures, leasehold improvements and other tangible personal property owned by Seller and located at the Branches as of the close of business on the Effective Date (the "Personal Property");

                (3) all safe deposit contracts and leases for the safe deposit boxes located at the Branches as of the Effective Date transferred pursuant to Section 1.6 (the "Safe Deposit Contracts");

                (4) all loans transferred pursuant to Section 1.7 (the "Loans");

                (5) assignment, transfer and delivery to Purchaser of all
                    collateral security of any nature held by Seller as collateral for any Loans acquired by Purchaser pursuant to Subsection l.l (a) (4) above; and

                (6) all coins and currency located at the Branches as of the close of business on the Effective Date (the "Coins and Currency").

        (b) The assets, properties and rights listed below are specifically excluded from the sale under this Agreement (the "Excluded Assets"):

                (1) any rights to the name "Signet" and any of Seller's
                    corporate logos, trademarks, trade names, paper stock, forms and other supplies containing any such logos, trademarks or trade names;

                (2) Seller's signs located at the Branches, except that Seller and Buyer will attempt to coordinate the removal of the Signet signage, while leaving the basic sign structure in place pursuant to the provisions of the Working Agreement;

                (3) any trust business conducted by Seller with any customers of the Branches;

                (4) any commercial loans with customers of any of the Branches except as specifically contemplated by Section 1.7 hereof;

                (5) any consumer loans with customers of any of the Branches, including without limitation overdraft protection loans, credit card loans, home equity loans or lines of credit, mortgage loans and installment loans, except as specifically contemplated by Section 1.7 hereof;

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                (6) any brokerage accounts or mutual fund accounts with
                    customers of any of the Branches; and

                (7) the assets listed on Schedule 1.1 (b) hereto.

        (c) Seller shall coordinate with Purchaser to remove any Excluded Assets located at the Branches by the Effective Date or as soon thereafter as is reasonably practicable. Seller shall remove the Excluded Assets at its own cost and, apart from making any repairs necessitated by Seller's negligence in removing the Excluded Assets, Seller shall be under no obligation to restore the Branches' premises to their original conditions, which shall be the responsibility of Purchaser.

Section 1.2. Purchase Price.
             --------------

        (a) As consideration for the purchase of the Branches and the Branch Business, Purchaser shall pay Seller a purchase price equal to the sum of the following:

                (1) Book value (cost less accumulated depreciation) for the
                    Personal Property as shown on Seller's books of account and
                    $     for the Owned Branches, which amount represents
                    Seller's best estimate of the fair market value of the Owned Branches;

                (2) A premium for the Branch Business equal to (i)   % of the
                    Deposit Liabilities at the Effective Date of the Agreement for the Branches located in White Stone, Virginia, Kilmarnock, Virginia, Colonial Beach, Virginia, Burgess,
                    Virginia and Reedville, Virginia and (ii)   % of the Deposit
                    Liabilities at the Effective Date of the Agreement for the Branches (the "Divestiture Branches") located in Montross, Virginia and Warsaw, Virginia, the amount of such premium to remain confidential, unless required to be disclosed by law or in connection with any regulatory requirement or examination and Seller shall have the right to disclose such information to First Union National Bank.

                (3) The Gross Book Value (as defined in Subsection 1.2(c)
                    hereof), including accrued interest, or, in the case of discount notes, Gross Book Value less unearned income, for the Loans as set forth in Section 1.7 hereof; and

                (4) The face amount of the Coins and Currency as of the close of business on the Effective Date.

       (b) In addition, Purchaser shall assume, as of the Effective Date, all of the duties, obligations and liabilities of Seller relating to the Safe Deposit Contracts, Deposit Liabilities (including all accrued interest relating thereto) and the Loans; provided, that any cash items paid by Seller and not cleared prior to the Effective Date shall be the responsibility of Seller, subject to the terms of
           Section 1.4 below.

        (c) For purposes of this Agreement, "Gross Book Value" means the value determined from the Closing Statement, as defined in Section 1.3(a), which value shall not include any loan loss reserve attributable to any Loan or any general reserve.

Section 1.3. Post-Closing Adjustments.
             ------------------------

        (a) Not later than the Saturday following the Effective Date, Seller shall deliver to Purchaser a settlement statement (the "Closing Statement") prepared in accordance with Seller's customary practices and procedures used in preparing financial statements, substantially in the form of Exhibit B to this Agreement, which shall be completed as of the close of business on the Effective Date and be the basis of the payment to be made to Purchaser's account by 2:00 p.m. on the first business day following the Effective Date (the "Settlement Payment").

        (b) The parties shall cooperate in the preparation of an adjusted closing statement within 30 days after the Effective Date which shall be prepared in accordance with Seller's customary practices and procedures used in preparing financial statements, substantially in the form of Exhibit C to this Agreement (the "Adjusted Closing Statement"), which Adjusted Closing Statement shall be prepared as of the close of business on the Effective Date. On the business day after Purchaser and Seller agree to the Adjusted Closing Statement, or Purchaser and Seller receive notice of any determination of the Adjusted Closing Statement under subsection (c) (the "Adjusted Settlement Date"), Seller shall pay to Purchaser (or Purchaser shall pay to Seller, as the case may be) an amount (the "Adjustment Payment") equal to the amount due stated on the Adjusted Closing Statement, plus interest from the day after the Effective Date until the calendar day before the Adjustment Payment is made at a rate per annum

            (calculated daily based on a 360-day year) equal to the Federal Funds Rate.

        (c) If the parties are unable to agree on the Adjusted Closing Statement within 30 days after the Effective Date, either party may submit the matter to a firm of certified public accountants mutually agreeable to Seller and Purchaser (the "Mediator"), which shall determine all disputed portions of the Adjusted Closing Statement in accordance with the terms and conditions of this Agreement within 30 days after the submission. The parties shall each pay half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against either party if it determines that party negotiated the Adjusted Closing Statement in bad faith. The Adjusted Closing Statement, as agreed upon by the parties and/or determined under this subsection, shall be final and binding upon the parties.

        (d) The Settlement Payment and the Adjustment Payment shall each be made by wire transfer of immediately available funds to the account of the party receiving the payment, which account shall be identified by the party receiving the funds to the other party not less than two business days prior to such payment.

        (e) The "Federal Funds Rate" shall be the weighted mean of the high and low rates quoted for federal funds in the Money Rates Column of The Wall Street Journal, adjusted as such mean may increase or decrease during the period between the Effective Date and the date that the Adjustment Payment is made.

Section 1.4. Deposit Liabilities.
             -------------------

        (a) "Deposit Liabilities" shall mean all of Seller's duties, obligations and liabilities relating to the deposit accounts, including, without limitation, passbook accounts, statement accounts, checking accounts, money market accounts and certificates of deposit and deposit accounts that represent Individual Retirement Accounts, attributed on the books and records of Seller to the Branches as of the Effective Date.

        (b) Except for those liabilities and obligations specifically assumed by Purchaser under Subsection 1.2(b) above, Purchaser is not assuming any other liabilities or obligations. Liabilities not assumed include, but are not limited to, the following:

        (1) Seller's cashier checks, letters of credit, money orders, interest checks and expense checks issued prior to Closing, consignments of U.S. Government "E" and "EE" bonds and any and all traveler's checks.

        (2) Liability or obligations with respect to any litigation, suits, claims, demands or governmental proceedings arising, commenced or made known to Seller prior to Closing and related to the Branches.

        (3) Deposit accounts associated with lines of credit where a line of credit is excluded in accordance with Subsection 1.7(b).

        (4) Deposit accounts associated with qualified retirement plans where Seller is the trustee of such plan or the sponsor of a prototype plan used by such plan.


(c) Seller does not represent or warrant that any deposit customers whose accounts are assumed by Purchaser pursuant hereto will become or continue to be customers of Purchaser after the Effective Date.

(d) Purchaser agrees to pay, in accordance with law and customary banking practices, all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, through automated teller machines, over the counter or through the check clearing system or any other clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks or withdrawal or draft forms provided by Seller or Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser pursuant hereto.

(e) If, after the Effective Date, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed pursuant hereto, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making such payment; provided, that if Seller shall pay the same, Purchaser agrees to reimburse Seller for any such payments, and Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts or withdrawal orders and any such representations or warranties implied by law are hereby expressly disclaimed. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds of Purchaser of checks, drafts, withdrawal orders, returns and other items presented to and paid by Seller within 60 days after the Effective Date, but in no event later than March 13, 1998, and drawn on or chargeable to accounts that have been assumed by Purchaser; provided, however, that Seller shall be held harmless and indemnified by Purchaser for acting in accordance with such arrangements.

(f) Purchaser agrees, at its cost and expense, on or before the Effective Date,
    (1) to assign new account numbers to depositors of assumed accounts, (2) to notify such depositors, in a form and on a date mutually acceptable to Seller and Purchaser, of Purchaser's assumption of Deposit Liabilities, and
    (3) to furnish such depositors with checks on the forms of Purchaser and with instructions to utilize Purchaser's checks and to destroy unused checks and draft and withdrawal order forms of Seller. (If Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller checks and draft and withdrawal order forms.) In addition, if required by law, Seller will notify its affected customers by letter of the pending assignment of the Deposit Liabilities to Purchaser, which notice shall be at Seller's cost and expense and shall be in a form mutually agreeable to Seller and Purchaser.

(g) Purchaser agrees to pay promptly to Seller an amount equal to the amount of any check, draft or withdrawal order credited to an assumed account with respect to Deposit Liabilities as of the Effective Date that is returned to Seller after the Effective Date.

(h) On and after the Effective Date, Purchaser will assume and discharge Seller's duties and obligations in accordance with the terms, conditions, laws, rules and regulations that apply to the Deposit Liabilities assumed under this Agreement.

(i) On and after the Effective Date, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller's right of access to such records as provided in this Agreement.

(j) Seller will render a final statement to each depositor of an account assumed under this Agreement, excluding time deposit accounts, as to transactions occurring through the Effective Date, including accrued interest. Seller will be entitled to impose normal fees and service charges on a per-item basis.

(k) As of the Effective Date, Purchaser, at its expense and with the cooperation of Seller, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to the Agreement. For a period of 60 days beginning on the Effective Date, but in no event later than March 13, 1998, Seller will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Seller, provided, that if Seller shall honor the same, Purchaser agrees to reimburse Seller for any such payments made in connection therewith. Seller will make no charge to Purchaser for honoring such items, and will electronically transmit such ACH data to Purchaser. If Purchaser cannot receive an electronic transmission, Seller will make available to Purchaser, at Seller's operations center, receiving items from the ACH tapes containing such ACH data. Items mistakenly routed or presented after such period will be returned to the presenting party.

(l) As of the Effective Date, all debit cards connected with a deposit account, including master money cards and automated teller machine access cards, issued by Seller to customers of the Branches who will not have master money card-or automated teller machine-accessible accounts with Seller after the Effective Date, will be void. Seller will notify customers in writing at least 30 calendar days prior to the Effective Date of the cancellation of such debit cards, effective as of the Effective Date.

    Seller agrees to provide to Purchaser the necessary data tapes reasonably required, prior to the Effective Date, to accommodate the processing of master money or automated teller machine cards, which may then be issued, but not activated prior to the Effective Date. Furthermore, both Purchaser and Seller agree to settle, as soon as practicable after the Effective Date, with immediately available funds of Purchaser, any debit card transactions presented to and paid by Seller within 30 days after the Effective Date which are chargeable to accounts that have been assumed by Purchaser; provided, however, that Seller shall be held
                                       8
    harmless and indemnified by Purchaser for acting in accordance with such arrangements.

Section 1.5. Owned Branches.
             --------------

(a) Seller agrees to deliver to Purchaser as soon as reasonably possible after the execution of this Agreement copies of all title information in possession of or available to Seller, including but not limited to title insurance policies, attorney's opinions on title, surveys, covenants, deeds, notes and deeds of trust and easements relating to the Owned Branches. Such delivery shall constitute no warranty as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon.

(b) Purchaser agrees to notify Seller in writing within 30 days after the date of this Agreement of any mortgages, pledges, material liens, encumbrances, restrictions, reservations, tenancies, encroachments, overlaps or other title exceptions or zoning violations related to the Owned Branches to which Purchaser reasonably objects (the "Title Defects"). Purchaser agrees that Title Defects shall not include real property taxes not yet due and payable or easements and rights of way or similar encumbrances which do not materially interfere with the use of the Owned Branch as a banking facility. Seller shall make a good faith effort to correct any such Title Defect to Purchaser's reasonable satisfaction at least 10 days prior to Closing; provided, however, that Seller shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable to cure any such Title Defect to Purchaser's reasonable satisfaction, Purchaser shall have the option either to receive title in its then existing condition or to terminate this Agreement with respect to the Owned Branch or Branches having such Title Defect. Upon termination of this Agreement with respect to any Owned Branch or Branches pursuant to this Section 1.5, neither party shall have any further liability to the other party under this Agreement with respect to such Branch or Branches and the purchase price shall be adjusted accordingly.

(c) Purchaser shall have the right, at its own expense, to update title matters at Closing for any changes which may have arisen between the Closing and the date of Purchaser's original title search. If such update indicates any new Title Defects, Seller may elect to delay the Closing with respect to the affected Owned

    Branch or Branches for up to 30 days while it makes a good faith effort to cure any such Title Defect to Purchaser's reasonable satisfaction; provided that Seller shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable to cure any such Title Defect within such 30 day period, Purchaser shall have the option to receive title in its then existing condition or to terminate this Agreement with respect to such Owned Branch or Branches, in which event neither party shall have any further liability to the other party under this Agreement with respect to such Owned Branch or Branches and the purchase price shall be adjusted accordingly.

(d) Purchaser shall have the right to conduct such investigation of environmental matters with respect to the Owned Branches as it may reasonably require and shall report the results of any such investigation to Seller no later than 30 days after the date of this Agreement; provided, however, that without the prior written consent of Seller, Purchaser shall not conduct any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency and provided further that such investigation shall be conducted in a manner that will not disrupt the business being conducted at, or cause any damage to, the Owned Branches being investigated. Seller shall have the right, but not the obligation, to cure any material violation of law relating to the environment which is discovered by Purchaser's investigation. If Seller either refuses to give such written consent or refuses to cure any material violation of law relating to the environment, Purchaser shall have the option either to purchase the Owned Branch or Branches in their then existing condition or to terminate this Agreement with respect to the Owned Branch or Branches affected by such refusal, in which event neither party shall have any further liability to the other under this Agreement with respect to such Owned Branch or Branches and the purchase price shall be adjusted accordingly.

Section 1.6. Safe Deposit Business.
             ---------------------

(a) On and after the Effective Date, Purchaser will assume and discharge Seller's obligations with respect to the safe deposit box business at the Branches in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them. A current list of the Safe Deposit Box Contracts is set forth in Schedule 1.6.

(b) On and after the Effective Date, Purchaser shall maintain and safeguard the records related to such safe deposit box business, and Purchaser shall be responsible for granting access to and protecting the contents of safe deposit boxes at the Branches.

(c) Safe deposit box rental payments (not including late payment fees) collected or uncollected by Seller on or before the Effective Date shall be prorated as of the Effective Date.

Section 1.7. Loans Transferred.
             -----------------

(a) Seller will transfer to Purchaser on the Effective Date, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest in (including collateral relating thereto) Loans maintained, serviced and listed in Seller's general ledger as small business loans or private banking loans associated with the geographic area served by the Branches as of the Effective Date, a list of which, as of June 30, 1997, is included in Schedule 1.7.

(b) Notwithstanding the provisions of Subsection (a) above, the Loans shall not include:

        (1) nonaccruals (which term shall include loans in which the collateral securing same has been repossessed or as to which collection efforts have been instituted or, claim and delivery or foreclosure proceedings have been filed);

        (2) loans 90 days or more past due; and

        (3) loans in connection with which the borrower has filed a petition for relief under the United States Bankruptcy Code prior to the Effective Date.

(c) In connection with the transfer of any Loans requiring notice to the borrower, Purchaser and Seller agree to comply with all notice and reporting requirements of the Loan documents or of any law or regulation.

(d) All Loans transferred to Purchaser shall be valued at their Gross Book Value, such value to include accrued interest, or in the case of discount notes, Gross Book Value less unearned income.

(e) All Loans will be transferred without recourse and without any warranties or representations as to their collectibility or the creditworthiness of any of the obligors of such Loans.

(f) For a period of 30 days after the Effective Date, Seller will forward to Purchaser loan payments received by Seller. Purchaser shall reimburse Seller upon demand for checks returned on payments forwarded to Purchaser; however, to the extent possible, Seller will deduct the amount of such returned checks from payments received and shall settle with Purchaser by an official check.

(g) On and after the Effective Date, Purchaser will be responsible for maintaining and safeguarding all Loan files, documents and records related to the Loans in accordance with applicable law and sound banking practices.

(h) If the balance due on any Loan purchased pursuant to this Section 1.7 has been reduced by Seller as a result of a payment by check received prior to the Effective Date, which item is returned after the Effective Date, the asset value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly upon demand.

Section 1.8. Records and Data Processing.
             ---------------------------

(a) On and after the Effective Date, Purchaser shall become responsible for maintaining the files, documents and records delivered pursuant to this Agreement. Purchaser will preserve and safekeep them as required by applicable law and sound banking practice for the joint benefit of Seller and Purchaser. After the Effective Date, Purchaser will permit Seller and its representatives, for reasonable cause, at reasonable times and upon reasonable notice and at Seller's expense, to examine, inspect, copy and reproduce any such files, documents or records as Seller deems reasonably necessary.

(b) On the Effective Date, Seller will transfer to Purchaser such open records, Loan files and other original documents as exist and are available relating to the assets being transferred and Deposit Liabilities being assumed by Purchaser hereunder (collectively, the "Records"); provided that should Purchaser require records or other information retained by Seller, Seller shall promptly perform the required research on behalf of Purchaser and make copies of, and excerpts from, such records as reasonably requested by Purchaser. The cost of such research shall be borne by Seller for 60 days after the Effective Date and thereafter by Purchaser, based on the schedule of fees for such services set forth in attached Schedule 1.8.


Section 1.9. Taxes and Fees; Proration of Certain Expenses.

    (a) Purchaser shall pay to Seller or the relevant taxing jurisdiction (as appropriate under the circumstances), or reimburse Seller if Seller shall have paid, any sales and use taxes and any interest and penalties thereon which are payable or arise as a result of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

    (b) Purchaser shall pay to Seller or the relevant taxing jurisdiction (as appropriate under the circumstances), or reimburse Seller if Seller shall have paid, any real property transfer, recording and similar documentary taxes arising out of any transfer pursuant to this transaction, except that Seller shall pay any grantor's taxes arising out of this transaction.

    (c) Purchaser shall not be responsible for any income tax liability of Seller arising from the business or operations of the Branches on or before the Effective Date, and Seller shall not be responsible for any tax liabilities of Purchaser arising from the business or operations of the Branches after the Effective Date.

    (d) Utility payments, telephone charges, real property taxes, personal property taxes, rent, salaries, deposit insurance premiums, other ordinary operating expenses of the Branches and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Date. To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Date, there shall be a proportionate monetary adjustment in favor of Seller.

Section 1.10. Processing of Certain Items After Closing.

     A draft of the written practices and procedures under which Purchaser and Seller shall handle all items (including, for example, automated clearing house and electronic funds transfer items) relating to the transferred assets and Deposit Liabilities, which are presented or returned following the Effective Date, and any claims relating to such items, and certain other matters relating to the consummation of the transactions contemplated hereby is attached to this Agreement as Exhibit D (the "Working Agreement"). As promptly as practicable following the execution of this Agreement, the parties agree to finalize the Working Agreement.

                                   ARTICLE II
                           CLOSING AND EFFECTIVE DATE

Section 2.1. Dates.

     The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held on a Friday at the offices of Seller, 7 North Eighth Street, Richmond, Virginia, at 10:00 a.m. Eastern Standard Time, or at such other place or time as the parties shall mutually agree, on a mutually agreeable date between January 1 and February 13, 1998. The effective date of this Agreement (the "Effective Date") shall be 2:00 p.m. Eastern Standard Time on the business day on which the Closing occurs.

Section 2.2. Closing.

    (a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

    (b) At the Closing, subject to all the terms and conditions of this Agreement, Seller shall deliver to Purchaser or, in the case of Subsections (b) (5), (6), (8) and (9), make reasonably available to
        Purchaser:

        (1) Limited warranty deeds, transferring title to the Owned Branches to Purchaser;

        (2) A Bill of Sale, in substantially the form attached hereto as Exhibit E (the "Bill of Sale"), transferring to Purchaser all of Seller's interest in the Personal Property and the Loans;

        (3) An Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit F (the "Assignment and Assumption Agreement"), assigning to Purchaser Seller's interest in and obligations under the Safe Deposit Contracts, Deposit Liabilities and Loans;

       (4) Consents from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement;

       (5) Seller's keys to the safe deposit boxes and Seller's records related to the safe deposit box business at the Branches;

       (6) Seller's Records related to the Loans;

       (7) Any collateral securing the Loans;

       (8) The Coins and Currency;

       (9) Such of the other assets to be purchased as shall be capable of physical delivery;

      (10) A certificate of a proper officer of Seller, dated as of the Effective Date, certifying to the fulfillment of all conditions which are the obligation of Seller and that all of the representations and warranties of Seller set forth in this Agreement remain true and correct in all material respects on the Effective Date;

      (11) A resolution of the Board of Directors of Seller, or its Executive Committee, approving the sale of the assets and the assumption of the liabilities contemplated hereby; and

      (12) Such certificates and other documents as Purchaser and its counsel may reasonably require to evidence the receipt by Seller of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement.

    (c) At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall deliver to Seller:

       (1) The Assignment and Assumption Agreement;

       (2) A certificate of receipt acknowledging the delivery and receipt of possession of the property and records transferred pursuant to this Agreement, including, without limitation, the collateral for any Loans;

       (3) A certificate of a proper officer of Purchaser, dated as of the Effective Date, certifying to the fulfillment of all conditions which are the obligation of Purchaser and that all of the representations and warranties of Purchaser set forth in this Agreement remain true and correct in all material respects on the Effective Date;

       (4) A resolution of the Board of Directors of Purchaser, or its Executive Committee, approving the purchase of the assets and the assumption of the liabilities contemplated hereby; and

       (5) Such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt by Purchaser of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement.

    (d) All instruments, agreements and certificates described in this Section
        2.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.


                                  ARTICLE III
                                INDEMNIFICATION

Section 3.1. Seller's Indemnification of Purchaser.

    Seller shall indemnify, hold harmless and defend Purchaser from and against any breach by Seller of any representation or warranty contained herein and all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, arising out of any actions, suits or proceedings commenced prior to the Effective Date (other than proceedings to prevent or limit the consummation of this transaction) relating to operations at the Branches; and, except as otherwise provided in this Agreement, Seller shall further indemnify, hold harmless and defend Purchaser from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges) incurred by Seller prior to the Effective Date and which are claimed or demanded on or after the Effective Date, or which arise out of any actions, suits or proceedings commenced on or after the Effective Date and which relate to operations at the Branches prior to the Effective Date.

Section 3.2. Purchaser's Indemnification of Seller.



    Purchaser shall indemnify, hold harmless and defend Seller from and against any breach by Purchaser of any representation or warranty contained herein and all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, arising out of any actions, suits or proceedings commenced after the Effective Date relating to operations at the Branches; and, except as otherwise provided in this Agreement, Purchaser shall further indemnify, hold harmless and defend Seller from and against all claims losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges), which Seller may receive, suffer or incur in connection with operations and transactions occurring after the Effective Date and which involve the Branches, the assets transferred or the liabilities assumed pursuant to this Agreement.

Section 3.3. Claims for Indemnity.

    (a) A claim for indemnity under Sections 3.1 or 3.2 of this Agreement may be made by the claiming party at any time prior to 12 months after the Effective Date by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such prescribed 12-month period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such 12-month period shall cease and no indemnity shall be made therefor.

    (b) In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 3.1 or 3.2 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its own cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within five days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within 10 days of its receipt of the notice of such settlement offer).

Section 3.4. Limitations on Indemnification.

    Notwithstanding anything to the contrary contained in this Article III, no indemnification shall be required to be made by Seller until the aggregate amount of all such claims by Purchaser exceeds $100,000 and thereafter Purchaser shall be entitled to seek indemnification under this Article III only to the extent that the aggregate amount of liability under this Article in excess of $100,000 does not exceed $3,000,000. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE III FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS THE INDEMNIFIED PARTY MAY SUFFER.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Purchaser as follows, which representations and warranties shall survive the Effective Date for a period of 12 months:

Section 4.1. Corporate Organization.

    Seller is a banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Seller has the corporate power and authority to own its properties, carry on its business as currently conducted and to effect the transactions contemplated herein.

Section 4.2. No Violation.

    The Branches have been operated in all material respects in accordance with applicable laws, rules and regulations. Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) Seller's Articles of Incorporation or Bylaws, as amended; (b) any material provision of any material agreement or any other material restriction of any kind to which Seller is a party or by which Seller is bound; (c) any material statute, law, decree, regulation or order of any governmental authority; or (d) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Seller is a party.

Section 4.3. Corporate Authority.

    The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by Seller's Board of Directors (or its Executive Committee). No further corporate authorization is necessary for Seller to consummate the transactions contemplated hereunder.

Section 4.4. Enforceable Agreement.

    This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) bankruptcy laws, insolvency laws or other similar laws generally affecting creditors' rights and (b) by equitable principles of general application.

Section 4.5. No Brokers.

    Except as otherwise disclosed in Schedule 4.5, no agent, broker, investment banker or other person acting on behalf or under authority of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

Section 4.6. Personal Property.

     Seller owns, and will convey to Purchaser at the Closing, all of Seller's right, title and interest to all of the Personal Property free and clear of any claims, mortgages, liens, security interests, pledges or encumbrances of any kind, except as set forth in Schedule 4.6 or elsewhere in this Agreement.

Section 4.7. Owned Branches.

     Seller makes the following representations regarding the Owned Branches.

     (a) Seller has no knowledge of any condemnation proceedings pending against the owned Branches.
                                    19

     (b) Except as set forth in Schedule 4.7, Seller has not entered into any material agreement regarding the Owned Branches, and neither Seller nor the Owned Branches is subject to any claim, demand, suit, unfiled lien, proceeding or litigation of any kind, pending or outstanding, or to the knowledge of Seller, threatened or likely to be made or instituted, which would in any way be binding upon Purchaser or its successors or assigns or materially affect or limit Purchaser's or its successors' or assigns' use and enjoyment of the Owned Branches or which would materially limit or restrict Purchaser's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

     (c) Seller has or will have at Closing, good and marketable fee simple title to the Owned Branches and, at Closing, will own the Owned Branches outright subject to no mortgage, pledge, lien, security interest, lease, charge, encumbrance or conditional sales or other title retention agreement except for real property taxes not yet due and payable, and easements and rights of way which do not materially interfere with the use of the Owned Branches as Branches. Purchaser's sole remedy for a breach of the representations and warranties in this
         Section 4.7 shall be to elect not to purchase a Branch as provided in
         Section 1.5.

Section 4.8. Condition of Property.

     The Owned Branches and Personal Property to be purchased by Purchaser hereunder are sold AS IS, WHERE IS, with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

Section 4.9. Loans.

     To the best of Seller's knowledge, each of the Loans, and all actions in connection therewith, have been originated and administered in compliance in all material respects with all applicable laws. To the best of Seller's knowledge, each of the Loans (i) is a legal, valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to herein as an "Obligor") thereof or thereunder and is evidenced by legal, valid and binding instruments (such instruments, which will be delivered to Purchaser on the Effective Date, referred to herein as the "Loan Instruments") executed by the respective Obligors, each of whom at the time of such execution had capacity to contract, and any signature on any Loan Instrument is the true signature of the Obligor on the loan involved, (ii) is enforceable in accordance with its terms

     (except as enforceability may be limited by bankruptcy laws and other laws of similar nature relating to creditors' rights), and (iii) is not subject to any defense, counterclaim or set-off of any kind. Seller is not in default under any of the Loans.

Section 4.10. Limitation of Representations and Warranties.

     Except as may be expressly represented or warranted in this Agreement by Seller, Seller makes no representations or warranties whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter or thing.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller as follows, which representations and warranties shall survive the Effective Date for a period of 12 months:

Section 5.1. Corporate Organization.

     Purchaser is a registered bank holding company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Purchaser has the corporate power and authority to own the properties being acquired, to assume the liabilities being transferred and to effect the transactions contemplated herein.

Section 5.2. No Violation.

     Except as set forth in Schedule 5.2, neither the execution and delivery by Purchaser, of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) Purchaser's Articles of Incorporation or Bylaws, as amended; (b) any material provision of any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound; (c) any material statute, law, decree, regulation or order of any governmental authority; or
     (d) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Purchaser is a party.

Section 5.3. Corporate Authority.

     The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by Purchaser's Board of Directors (or its Executive Committee). No further corporate authorization is necessary for Purchaser to consummate the transactions contemplated hereunder.

Section 5.4. Enforceable Agreement.

     This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding agreement of Purchaser, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) bankruptcy laws, insolvency laws or other similar laws generally affecting creditors' rights and (b) by equitable principles of general application.

Section 5.5. No Brokers.

     Except as otherwise disclosed in Schedule 5.5, no agent, broker, investment banker or other person acting on behalf or under authority of Purchaser is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

Section 5.6. Regulatory Capital and Condition.

     Purchaser is in compliance with all capital standards as of the date hereof, and has no reason to believe that it will be unable to obtain the required regulatory approvals for the transactions contemplated herein solely as a result of its current level of regulatory capital. As of the date hereof, there is no pending or threatened legal or governmental proceedings against Purchaser or any affiliate of Purchaser that would affect Purchaser's ability to obtain the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate any transactions contemplated hereby.

Section 5.7. Deposit Insurance; Individual Retirement Accounts.

     The deposit accounts of Purchaser are insured by the Federal Deposit Insurance Corporation to the maximum extent permitted by law. Purchaser has all power and authority necessary to serve as custodian for, and assume obligations relating to, deposit accounts that represent Individual Retirement Accounts.

Section 5.8. Regulatory Matters.

     Purchaser has discussed with all appropriate regulatory authorities in appropriate detail the proposed structure of its acquisition of the Branch Business, including without limitation, the execution of this Agreement by a bank holding company, the filing of the requisite applications for regulatory approval in the name of the bank holding company, any necessary reallocation of capital among the Company's subsidiary banks and the subsequent assignment of the Branch Business to one or more of such subsidiary banks at the Closing, and such regulatory authorities have indicated that the proposed structure does not present any material issues to such regulatory authorities and will not delay the timely regulatory approval or closing of such acquisition. In addition, Purchaser has been advised by its primary federal banking regulator that (i) it will be allowed to acquire at the Closing all of the Branches and convert those Branches to Purchaser's systems, but will be required to divest the Divestiture Branches after the Closing and, in connection therewith, Purchaser will be required to comply with certain restrictions, including the execution of definitive sale agreements with respect to the Divestiture Branches by the Closing and the consummation of the sale of the Divestiture Branches within 180 days after the Closing and (ii) if the restrictions with respect to the Divestiture Branches are not complied with in respect of either or both of the Divestiture Branches, Purchaser shall convey the affected Branch or Branches to a federal trustee for disposition. Purchaser acknowledges that, notwithstanding the restrictions referred to above, it will acquire at the Closing all of the Branches (subject to the terms and conditions of this Agreement) and convert them to its systems in a single conversion.

                                   ARTICLE VI
            OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE DATE

Section 6.1. Full Access.

Seller shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Seller's normal security requirements, access to the properties, books and records pertaining to the Branches in order that Purchaser may have full opportunity to make reasonable investigations, at reasonable times without interfering with the normal business and operations of the Branches, of the affairs of Seller relating to the Branches. The officers of Seller shall furnish Purchaser with such additional financial and operating data and other information as to the business and properties at the Branches, or where otherwise located, as Purchaser may, from time to time, reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. Nothing in this Section 6.1 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans.

Section 6.2. Delivery of Magnetic Media Records

Seller shall prepare at its expense and make available to Purchaser at Seller's data processing center, magnetic media records in Seller's field format not later than October 24, 1997 and further shall make available to Purchaser such records updated as of the Closing Date, which records shall contain the information related to the Deposit Liabilities. Such updated records shall be made available at such time after Closing as agreed to by the parties.

Section 6.3. Application for Approval to Effect Purchase of Assets and
             Assumption of Liabilities.

Within 30 days following the execution of this Agreement, Purchaser shall prepare and file all applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, to establish operations at the locations of the Branches, and to effect in all other respects the transactions contemplated herein. Purchaser agrees to process such applications in a diligent manner and on a priority basis and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. On the date hereof, Purchaser knows of no reason why such applications should not receive all such approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been denied. Seller shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the requirements of the applicable regulatory authorities.

Section 6.4. Conduct of Business; Maintenance of Properties.

From the date hereof until the Effective Date, Seller covenants that it will:

(a) Carry on the business of the Branches substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Branches; provided, however, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Branches;

(b) Cooperate with and assist Purchaser in assuring the orderly transition of the business of the Branches to Purchaser from Seller; and

(c) Maintain the Owned Branches and Personal Property in their current condition, ordinary wear and tear excepted.

Section 6.5. No Solicitation by Seller.

For a period of 12 months after the Effective Date, Seller will not specifically target and solicit customers of the Branches for deposit business utilizing any customer or mailing list which consists primarily of customers of the Branches; provided, however, these restrictions shall not restrict general mass mailings, telemarketing calls, statement stuffers, Internet banking services and other similar communications directed to all the current customers of Seller or Seller's affiliates, or to the public or newspaper, radio or television advertisements of a general nature, prohibit the solicitation of such customers whose names appear on other customer lists obtained by Seller or otherwise prevent Seller from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations. In addition, these restrictions shall not restrict the solicitation of (i) commercial deposit accounts normally established and maintained in offices or other branches other than the Branches or (ii) those customers of the Branches maintaining accounts, including, without limitation, brokerage accounts, consumer loan accounts, commercial loan accounts, trust accounts and cash management accounts, which will remain unaffected by this transaction, as to those unaffected accounts.

Section 6.6. Further Actions.

The parties hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

Section 6.7. Fees and Expenses.

Purchaser shall be responsible for the costs of all title examinations, title insurance fees, surveys, its own attorneys' and accountants' fees and expenses, recording costs (other than grantor's taxes), transfer fees, documentary stamps and fees associated with the regulatory approval process and other expenses arising in connection therewith. Seller shall be responsible for its own attorneys' and accountants' fees and expenses related to this transaction.

Section 6.8. Breaches with Third Parties.

If the assignment of any material claim, contract, license, lease or commitment (or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

Section 6.9. Insurance.

On the Effective Date, Seller will discontinue its insurance coverage maintained in connection with the Branches and the activities conducted thereon. Purchaser shall be responsible for all insurance protection for the Branches' premises and the activities conducted thereon immediately following the Effective Date.

Section. 6.10. Public Announcements.

Seller and Purchaser agree that, from the date hereof, neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment, it being acknowledged and agreed that this transaction is deemed a material transaction to Purchaser requiring timely announcement by it, at its own expense. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees (as defined in Section 6.12 below) and no announcements to or communications with the public or the Employees shall be made without the prior approval of Seller.

Section 6.11. Tax Reporting.

Seller shall comply with all tax reporting obligations in connection with transferred assets and liabilities on or before the Effective Date, and Purchaser shall comply with all tax reporting obligations with respect to the transferred assets and liabilities after the Effective Date.

Section 6.12. Employee Matters.

  (a) Purchaser shall retain all employees employed by Seller in connection with the Branch Business at the Effective Date (the "Employees"), in their then current functional positions at each Branch with remuneration not less than current levels (subject to normal salary increases) and benefits generally equivalent to current levels. In addition to currently active Employees, Employees shall include for purposes of this Agreement:
       Employees employed by Seller in connection with the Branch Business who, as of the Effective Date, are on leave for purposes of jury duty, vacation, military duty, medical leave, sick leave, leave under the Family and Medical Leave Act, short-term disability leave, or other approved leave.

   (b) As of the Effective Date, Purchaser will permit Employees to participate in employee benefit plans generally comparable to the programs previously made available to them for their prior service with Seller under Purchaser's vacation, sick leave and leave of absence policies. With respect to Purchaser's pension and retirement plans, Purchaser will treat service by any Employee with Seller prior to the Effective Date as service with Purchaser for purposes of vesting and participating in (but not for the purpose of the accrual of benefits under) such plans and programs. The Employees' accrual of benefits under pension plans and retirement programs covering employees of Purchaser shall be based solely on their service with Purchaser after the Effective Date. Purchaser will waive any waiting periods and pre-existing conditions under its welfare plan(s) with respect to Employees and dependents.

   (c) If applicable, Purchaser agrees to permit and shall modify its existing 401(k) plan to the extent necessary to permit a trustee-to-trustee transfer from Seller's 401(k) plan of the vested account balances of participants in that plan who become employees of Purchaser. Seller will cause the vested account balances of participants in Seller's 401(k) plan who become employees of Purchaser to be transferred to Purchaser's 401(k) plan in a trustee-to-trustee transfer.

   (d) Purchaser will assume the responsibility for all workers' compensation claims made by Employees arising from events occurring after the Effective Date. Seller will retain the responsibility for all workers' compensation claims made by its employees or former employees that arise from events that occur before the Effective Date.

   (e) Seller's plans will be responsible for expenses covered by Seller's medical plans; provided, that such expenses are incurred before the Effective Date. For Employees who elect to participate, Purchaser's plans will assume responsibility for health and accident claims relating to Employees incurred after the Effective Date.

   (f) Seller's plans will be responsible for obligations under Internal Revenue Code Section 4980B and ERISA Section 601 ("COBRA") with respect to qualifying events of Employees and their dependents occurring before the Effective Date, and Purchaser's plans will be responsible for such COBRA obligations effective after the Effective Date.

   (g) Seller makes no representations or warranties about whether any of the Employees will accept employment with Purchaser or remain employed at the Branches after the date hereof or after the Effective Date. Seller will use reasonable efforts to encourage the Employees to continue employment with Seller at the Branches until the Effective Date. Any Employee whose employment shall be terminated for any reason prior to the Effective Date or who shall elect not to be an employee of Purchaser shall be dealt with by Seller in its sole and absolute discretion. Seller agrees that, for a period of 12 months after the Effective Date, it will not solicit for employment any Employee who remains employed by Purchaser; provided that Seller shall not be precluded from hiring any Employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by Seller or (ii) responds to any public advertisement placed by Seller.

   (h) For a period of 12 months after the Effective Date, Purchaser will not terminate an Employee without cause without paying to such Employee a severance benefit no less than the applicable severance benefit described in Schedule 6.12.

   (i) If the transactions contemplated by this Agreement are not consummated for any reason, Purchaser shall not solicit for hire any Employee or employee associated with the Branch Business of Seller for a period of two years from the date hereof.

   (j) Nothing in this Section 6.12 is intended, nor shall it be construed, to confer any express or implied third party beneficiary rights in any person including present or former employees of Seller, or any beneficiaries or dependents thereof, other than Purchaser or Seller.

Section 6.13. Security

On and after the Effective Date, Purchaser shall be solely responsible for the security of and insurance on all persons and property located in or about the Branches.

Section 6.14. Divestiture Branches

Purchaser agrees to use its best efforts to (i) market the Divestiture Branches in order to obtain the highest possible premium value, (ii) enter into definitive sale agreements with respect to the Divestiture Branches by the Closing, (iii) comply promptly with all restrictions imposed on Purchaser by its banking regulators with respect to such Branches and (iv) to refrain from taking any action which would adversely affect the level of deposits in the Divestiture Branches.


Section 6.15. Systems Conversion.

Purchaser agrees to use its best efforts to obtain a commitment from its outsourcer to be prepared to complete its systems conversion as early as January 15, 1998 and to provide written evidence of such commitment to Seller within two weeks of the signing of this Agreement.

Section 6.16. Customer Notification.

Promptly following Purchaser's receipt of all required regulatory approvals and not later than 30 days prior to Closing, Seller agrees to permit Purchaser to mail notifications that are required to be given, or otherwise are reasonable and customary, in transactions of this type to Seller's customers whose deposit accounts are to be transferred to Purchaser in connection with its acquisition of the Branches. Purchaser agrees to furnish copies of all written materials to be used in connection with such notification to Seller for its review and to obtain Seller's consent, which consent shall not be unreasonably withheld, prior to mailing the notification to Seller's customers.

                                  ARTICLE VII
                     CONDITIONS TO PURCHASER`S OBLIGATIONS

        The obligation of Purchaser to complete the transactions contemplated in this Agreement are conditioned upon fulfillment or the waiver in writing by Purchaser, on or before the Effective Date, of each of the following conditions:

Section 7.1. Representations and Warranties True.

The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Purchaser.

Section 7.2. Obligations Performed.

Seller shall (a) deliver or make available to Purchaser those items required by
Section 2.2 hereof and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

Section 7.3. No Adverse Litigation.

On the Effective Date, no action, suit or proceeding shall be pending or threatened against Seller which is reasonably likely to (a) materially and adversely affect the business, properties and assets of the Branches, or (b) materially and adversely affect the transactions contemplated herein.

Section 7.4. Regulatory Approvals.

Seller shall have received all necessary regulatory approvals of the transactions contemplated herein, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met. Purchaser acknowledges its obligation to complete the transactions contemplated in this Agreement, notwithstanding the imposition by its regulators of the restrictions described in Section 5.8.

                                  ARTICLE VIII
                             CONDITIONS TO SELLER'S
                                  OBLIGATIONS

        The obligation of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment or the waiver in writing by Seller, on or before the Effective Date, of each of the following conditions:

Section 8.1. Representations and Warranties True.

The representations and warranties made by Purchaser in this Agreement shall be true in all material respects on and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Seller.

Section 8.2. Obligations Performed.

Purchaser shall (a) deliver to Seller those items required by Section 2.2 hereof and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

Section 8.3. No Adverse Litigation.

On the Effective Date, no action, suit or proceeding shall be pending or threatened against Purchaser or Seller which might materially and adversely affect the transactions contemplated herein.

Section 8.4. Regulatory Approvals.

Purchaser shall have received all necessary regulatory approvals of the transactions contemplated herein, including without limitation approval of the Federal Reserve Board ("FRB") and the Virginia State Corporation Commission ("VSCC"), all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

                                   ARTICLE IX
                                   TERMINATION


Section 9.1. Methods of Termination.

This Agreement may be terminated in any of the following ways:

(a) by either Purchaser or Seller, in writing 5 days in advance of such termination, if the Closing has not occurred by February 13, 1998;

(b) at any time on or prior to the Effective Date by the mutual consent in writing of Purchaser and Seller;

(c) on the Effective Date, by Purchaser in writing if the conditions set forth in Article VII of this Agreement shall not have been met by Seller or waived in writing by Purchaser;

(d) on the Effective Date, by Seller in writing if the conditions set forth in
    Article VIII of this Agreement shall not have been met by Purchaser or waived in writing by Seller;

(e) any time on or prior to the Effective Date, by Purchaser or Seller in writing if the other shall have been in breach of any representation or warranty in any material respect (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 days after the giving of notice to the breaching party of such breach or the Effective Date; provided, however, that there shall be no cure period in connection with any breach of Section 6.3 hereof, so long as such breach by Purchaser was not caused by any action or inaction of Seller, and Seller may terminate this Agreement immediately if regulatory applications are not filed within 30 days after the date of this Agreement as provided in that Section;

(f) by Seller in writing at any time after any applicable regulatory authority has denied approval of any application of Purchaser for approval of the transactions contemplated herein; or

(g) in accordance with Section 1.5 hereof.

Section 9.2. Procedure Upon Termination.

In the event of termination pursuant to Section 9.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate.

If this Agreement is terminated as provided herein,

(a) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

Section 9.3. Payment of Expenses.

Should the transactions contemplated herein not be consummated because of a party's breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

Section 10.1. Entire Agreement; Modification.

This Agreement, and the Exhibits and Schedules attached hereto, constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No modification of this Agreement shall be binding unless executed in writing by both of the parties hereto.

Section 10.2. Waiver or Extension.

Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein. No failure or delay on the part of any party hereto in exercising any power, right or privilege hereunder shall operate as a waiver thereof; and no single or partial exercise of any such power, right or privilege shall preclude any other or further exercise thereof or of any other power, right or privilege.


Section 10.3. Assignment.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other; provided that, (i) Seller may assign its rights, interests and obligations hereunder to First Union National Bank, Charlotte, North Carolina or any of its affiliates without the consent of Purchaser and (ii) Purchaser may assign its rights, interests and obligations hereunder to its subsidiary banks with the consent of Seller, which consent shall not be unreasonably withheld and any such assignment by Purchaser will not relieve Purchaser of its obligations hereunder.

Section 10.4. Confidentiality.

Seller and Purchaser covenant and agree that all information received by either of them with respect to the business of the other (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or which has heretofore or which is hereafter filed as public information with any governmental authority) shall not at any time be used for any business purpose or disclosed by such party to third persons. The provisions of the Confidentiality Letter dated July 9, 1997, between Seller and Purchaser are incorporated herein by reference. This covenant and agreement shall survive the consummation of the transactions contemplated herein.

Section 10.5. Notices.

All notices, requests, demands, consents and other communications provided for hereunder and under related documents shall be in writing and mailed (by registered or certified mail, return receipt requested), telegraphed, telexed, telecopied or personally delivered (provided that receipt thereof is acknowledged) to the applicable party at the address indicated below:

If to Seller:                    Signet Bank
                                 7 North Eighth Street
                                 Richmond, VA 23219
                                 Attn:: David L. Brantley
                                 Fax: (804) 771-7936



with a copy to:                  McGuire, Woods, Battle & Boothe, L.L.P.
                                 One James Center
                                 901 East Cary Street
                                 Richmond, VA 23219-4030
                                 Attn: Joseph C. Carter, III
                                 Fax: (804) 698-2028


If to Purchaser:                 Union Bankshares Corporation
                                 211 N. Main Street
                                 Post Office Box 446
                                 Bowling Green, VA 22427
                                 Attn: G. William Beale
                                 Fax: (804) 633-1310



with a copy to:                  LeClair Ryan, A Professional
                                 Corporation
                                 707 E. Main Street, 11th Floor
                                 Richmond, VA 23219
                                 Attn: George P. Whitley
                                 Fax:   (804) 783-2294

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.

Section 10.6. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.7. Headings.

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 10.8. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

Section 10.9. Expenses.

Unless specifically stated to the contrary in this Agreement, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Branch Business under this Agreement; provided, however, that Purchaser shall pay all the fees and expenses associated with the regulatory applications. Each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction.

Section 10.10. Severability.

If any provision of this Agreement is determined to be invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 10.11. Parties In Interest.

Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

                                   SIGNET BANK

                                   By: /s/ David Brantley
                                   ----------------------------------
                                   Its: Executive Vice President & Treasurer

                                   UNION BANKSHARES CORPORATION

                                   By: /s/ William Beale
                                   ----------------------------
                                   Its: President

                       PURCHASE AND ASSUMPTION AGREEMENT
                                    Between
                                  SIGNET BANK
                                      and
                          UNION BANKSHARES CORPORATION

                                  EXHIBIT LIST


Exhibit No.                    Description

A                              Branches
B                              Closing Statement
C                              Adjusted Closing Statement
D                              Working Agreement
E                              Form of Bill of Sale
F                              Form of Assignment and
                                 Assumption Agreement

                                   EXHIBIT A
                                   ---------

                                LIST OF BRANCHES

Northern Neck
-------------

1.    Branch 1240:  485 Chesapeake Drive, White Stone, VA
2.    Branch 1241:  284 North Main Street, Kilmarnock, VA
3.    Branch 1246:  Route 3, Kings Hwy., Montross, VA
4.    Branch 1247:  610 West Richmond Road, Warsaw, VA
5.    Branch 1248:  State Route 205 - McKinney Blvd., Colonial Beach, VA
6.    Branch 1249:  15043 Northumberland Hwy., Burgess, VA
7.    Branch 1250:  Route 360 - Main Street, Reedville, VA

                                   EXHIBIT B
                                   ---------

                           FORM OF CLOSING STATEMENT

Amount of Liabilities                           Settlement Amount
---------------------                           -----------------

Principal Amount of Deposits                    _________________

Accrued Interest                                _________________

(Less) Value of Assets and
                       ---
Amount of Premium
-----------------

Owned Branches*                                (_________________)

Personal Property*                             (_________________)

Loans*                                         (_________________)

Coins and Currency                             (_________________)

Amount of Premium*                             (_________________)

(Less) Plus Taxes*                             (_________________)

(Less) Plus Prorated Tax and Expense Items*    (_________________)

                                             =================

Payment Amount                                  _________________

*See Attached Schedules for Calculations

                                   EXHIBIT C
                                   ---------

                       FORM OF ADJUSTED CLOSING STATEMENT



Amount of Liabilities          Settlement Amount         Adjusted Amount
---------------------          -----------------         ---------------

Principal Amount of Deposits   _________________         _________________
Accrued Interest               _________________         _________________

(Less) Value of Assets
and Amount of Premium
---------------------         (_________________)       (_________________)

Owned Branches*               (_________________)       (_________________)

Personal Property*            (_________________)       (_________________)

Loans*                        (_________________)       (_________________)

Coins and Currency            (_________________)       (_________________)

Amount of Premium*            (_________________)       (_________________)

(Less) Plus Taxes*            (_________________)       (_________________)

(Less) Plus Prorated Tax
and Expense Items*            (_________________)       (_________________)

Adjustment Payment
------------------             _________________        _________________

Settlement Payment Amount      _________________        _________________

Increase (Decrease) from
Settlement Payment Amount      _________________        _________________

Payment of Training
Expenses                       _________________        _________________

Total Increase (Decrease)
and Reimbursement              _________________        _________________

Interest                       _________________        _________________

Amount Due from Seller
(Buyer) (Total Adjustment
Payment)                       _________________        _________________

*See Attached Schedules for Calculations

                                   Exhibit D
                                   ---------

                               WORKING AGREEMENT
                               -----------------

        Made this ____ day of _____, 1997, between Signet Bank, a Virginia banking corporation (the "Seller") and Union Bankshares Corporation, a registered bank holding company (the "Purchaser").

                                    RECITALS
                                    --------

        A. Seller and Purchaser are parties to a Purchase and Assumption Agreement dated as of October 21, 1997 relating to the sale by Seller to Purchaser of certain assets and deposit and other liabilities of certain branch offices (the "Agreement").

        B. Pursuant to the Agreement, Seller and Purchaser have agreed to certain practices and procedures under which they shall handle all items relating to the transferred assets and liabilities, which are presented or returned after the Effective Date (as defined in the Agreement).

        C. Capitalized terms used and not otherwise defined herein, shall have, as used herein, the respective meanings provided for in the Agreement.

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        Seller and Purchaser agree to comply with the terms and conditions of the procedures attached hereto with respect to the processing of certain items after the Effective Date.

        IN WITNESS WHEREOF and intending to be bound hereby, the parties hereto have caused this Working Agreement to be executed by their duly authorized representatives as of the date and year first above written.

UNION BANKSHARES CORPORATION            SIGNET BANK

By:____________________                 By:___________________

Title:_________________                 Title:________________

                                    GENERAL

Resolution
Date
----------

     1. The target date and time for the Closing is Friday at 2:00 p.m. on _________________.

     2. The Branches will close at 2:00 p.m. on the Effective Date and not reopen until the following business day.

     3. Deposit interest will be accrued to the next business day following the Effective Date.

     4. Accounting for the transferred assets and deposit liabilities will be as of 12:01 a.m., on the Saturday following the Effective Date.

     5. All post-Closing ACH and paper debits and credits received by Seller will be forwarded to Purchaser for a period of 60 days following the Effective Date, but in no event later than March 13, 1998. These items will be returned to the originator on or before 90 days after the Effective Date.

     6. File layouts and two sets of test files will be provided to Purchaser by Seller for each application no later than October 24, 1997. Seller will provide Purchaser with a hard copy of selected customer information by Branch on all applications. This would include but not be limited to such information as customer name, address, account type, account number and account balance.

     7. Seller will forward wire transfer items to Purchaser for a period of 30 days after the Effective Date. After expiration of this period, items will be returned to the originators but in no event later than March 13, 1998.

     8. The transfer of personnel file contents will include documentation typically found in personnel files and will be delivered on or before the Effective Date.

     9. Purchaser and Seller agree to jointly review and approve all customer communication to be sent prior to the Effective Date providing at least three days lead time. Seller will provide labels to Purchaser for this purpose by Branch.

    10. Seller will provide Purchaser with information regarding any material changes being made to any product or service prior to the Effective Date which would affect the transferred assets or Deposit Liabilities.

    11. Seller will provide Purchaser with a hard copy of all Master Money and ATM cards issued by Branch.

                              FINANCIAL SETTLEMENT

Resolution
Date
----------
ONE-TIME


     1. Purchaser will pay property taxes and prorate to Seller as of the Effective Date.

     2. Both teller working cash and vault cash will be included in the assets to be sold.

     3. Loans, if any, made during the two business days prior to the Effective Date, will not be booked to Seller's system but will be held to be booked on Purchaser's system. Special settlement will be required for these loans.

ONGOING:

    1. Seller will establish a single day settlement with Purchaser for all post-Closing monetary transaction activity to Deposit Liability accounts. This settlement will be via a separate wire until activity slows.

    2. Loan payments received by Seller after the Effective Date will be sent to Purchaser with a single check for settlement as required.

                                    BRANCHES

Resolution
Date
----------

    1. Generally, training by Purchaser will be conducted during non-banking hours with time to be recorded by affected employees and billed to Purchaser. Out-of-pocket expenses (meals, mileage) will be paid directly by Purchaser. Seller will not unreasonably deny Purchaser the opportunity for training during banking hours when such training will not interfere with Seller's ability to conduct its business. Training times and schedules will be coordinated with Sales and Service Manager and/or Operations Manager of Seller before contact with branch personnel.

    2. Purchaser will have Seller's cooperation in installing any needed training terminals prior to the Effective Date, provided that the Branch facilities have sufficient excess space.

    3. Seller's consignment items will be removed prior to the Effective Date. Purchaser's consignment items and supplies can be delivered after 2:00 p.m. on the Effective Date, provided that there is joint agreement on space to accommodate the shipment.

    4. Purchaser will work with Seller to accommodate removal of branch automation (PCS), terminals and telecommunication equipment not purchased, if any, with said equipment to be removed following 2:00 p.m. on the Effective Date.

    5. Purchaser's telecommunication lines will be switched on Friday evening or Saturday following the Closing depending on local phone service availability.

    6. Purchaser may have a total of 1-3 individuals in the Branches on the Effective Date to observe the close-out and sign for any transferred items (e.g., cash, keys).

    7. Seller will remove all cash items from the Branches on the Effective Date, except those that are to be picked up by customers. "Pick up" cash items will be included in the assets to be sold and treated as cash. Purchaser's representatives will be available to review any such items from the Wednesday before the Effective Date through the Effective Date. Cash items are defined as any item for which the customer is to provide cash funds to replace.

    8. Purchaser will assume Seller's post office boxes. After the Closing, Seller's mail will be forwarded by Purchaser to a location designated by Seller.

    9. There will be joint notification of the Closing by Seller and Purchaser to all vendors (e.g., water, electricity, business licenses, etc.)

   10. Branch signage will not change until after Closing. After Closing, Seller will remove Signet signage from the existing sign structure or foundation and, to the extent practicable, leave the sign structure or foundation in place for use by Purchaser.

   11. Seller will provide to Purchaser, within 30 days of the signing of this Agreement, a fixed asset listing, by Branch.

                                  DDA/SAVINGS

Resolution
Date
----------

    1. DDA/savings accounts with a zero balance and accounts closed in the last month prior to Closing will be included in the Deposit Liabilities.

    2. Dormant accounts will be included in the Deposit Liabilities. Purchaser will be responsible for escheat processing unless Seller has already completed the process.

    3. Seller will report actual interest withholding amounts and interest paid by Seller through the Effective Date for 1099 purposes for both active and closed accounts.

    4. Purchaser will be responsible for W-9 mailings following the Effective Date unless Seller has already completed the process.

    5. Purchaser will mail new checks to customers within 30 days after the Effective Date.

    6. Seller will provide all DDA and savings signature cards in its possession at branch locations, at Closing. Missing signature cards will be indicated on reports provided to Purchaser. Special cut-off statements and special instructions for accounts will be provided.

    7. Seller will provide all resolutions (corporate, check cashing) to Purchaser. A list indicating any missing resolutions will also be provided. Resolutions and list will be available as soon after the Effective Date as practicable.

    8. Seller will retain all draft authorizations; Purchaser will be provided copies or assistance upon request.

    9. A paper report will list all stop pay and hold information; for balancing purposes, a dollar and number total will accompany the report. ACH and all other stop pays will be on a paper report and included in the "Stop/Hold" file.

   10. Special cut-off statements will be dropped by the Seller on all active divested accounts, except for time deposits and IRAs, after posting on the Effective Date. Seller will mail statements with appropriate items enclosed to the customer within five business days of the Closing.

   11. Accounts will be paid (credited) interest through the Sunday (or Monday if Monday is a holiday) following the Effective Date.

   12. Purchaser will not receive a fiche of the last special cut-off statement for personal or commercial accounts. Seller will continue to handle inquiries about those last special cut-off statements.

   13. To set up Purchaser's related (linked) accounts for no-charge checking, Seller will provide linkage information via a report which will include transfers.

   14. No audit confirmations will be placed in the final special cut-off statements. A statement stuffer and/or statement message will be jointly agreed to and will be used to notify the customers that the account is being sold.

   15. Accounts with special overdraft limits will be identified on the master file per file documentation.

   16. Purchaser agrees to honor collateral holds for loans not included in the transferred assets.

                                  CHECK ORDERS

Resolution
Date
----------

    1. Purchaser will develop a customer check reorder information tape from Seller's tapes to order replacement checks from Purchaser's printer.

                          CERTIFICATES OF DEPOSIT AND
                      INDIVIDUAL RETIREMENT ACCOUNTS (IRA)

Resolution
Date
----------



    1. Dormant accounts will be included in the Deposit Liabilities. Purchaser will be responsible for escheat process provided Seller has not already completed the process.

    2. Seller will report actual interest withholding amounts and interest paid by Seller through the Effective Date for 1099 purposes.

    3. Purchaser will be responsible for W-9 mailings after the Effective Date, provided Seller has not already completed the process.

    4. Interest accrual and payment:

       a. Interest will be accrued through the next business day following the Effective Date.

       b. Advance interest payments (checks or credits) will have been created and outstanding through the next business day following the Effective Date for CDS and IRAs. Payments will be reflected in the Adjusted Closing Statement.

    5. Maturity notices:

       a. Maturity notices will be mailed by Seller for CDS that mature 20 days following the Effective Date.

       b. Maturity notices will be mailed by Seller for IRAs that mature 20 days following the Effective Date.

       c. No inserts or special messages will be placed in notices mailed by Seller.

    6. Interest payment/transfers of CDS' interest into accounts retained by Seller will no longer occur after the Effective Date. Seller's customers will be advised by Seller that their transfers are being converted into regular interest checks as part of the standard Branch closing process. Seller will provide a list of affected accounts to Purchaser.

    7. Seller will provide a file copy of physical CD documentation in its possession on the Monday after the Effective Date. Pledge/assignment information will be attached to the CD copies if applicable.

                          CERTIFICATES OF DEPOSIT AND
                   INDIVIDUAL RETIREMENT ACCOUNTS (continued)

8. The appropriate Individual Retirement Account documentation will be transferred to Purchaser.

9. IRA 1099Rs due for 1998 will be the responsibility of Seller for activity through the Effective Date.

10. IRS 5498 reporting for 1997 will be responsibility of Seller for activity through the Effective Date.

11. Purchaser agrees to honor holds on CDS that are collateral for loans not included in the transferred assets.

                                     LOANS


Resolution
Date
----------

1. The overdraft protection product will be discontinued as of the Effective
   Date.

2. Purchaser will report to the customer the amount of interest paid by the customer during the year 1998 on each loan included in the transferred assets.

3. Interest accruals will be to the next business day following the Effective Date.

4. 1098 reporting requirements for the year 1998 will be the responsibility of Purchaser.

5. Seller will provide Purchaser with hard copy reports of loan histories.

                                DIVESTITURE DAY

Resolution
Date
----------

1. Purchaser will pick up and sign for tapes, deliverable reports and documentation at Seller's site in Richmond. All data will be available by noon on the Saturday following the Effective Date. (Request that Purchaser's representative report into the control center by 9:00 a.m.)

2. Seller will provide back-up tapes in case the original tapes cannot be read.

3. Purchaser will have individuals on site in the Branches (or available by phone) on the Effective Date and the Saturday following the Effective Date to assist in making pay/return decisions on NSF items.

                           POST DIVESTITURE PROCESSING

Resolution
Date
----------

1. Seller will make items available to Purchaser per business day:

   a. Cash letters will be available to be picked up at Seller's operations center in Richmond, Virginia.

   b. Seller will make available for pickup all ACH transactions by Branch via report at Seller's operations center in Richmond, Virginia. (The report can be sent via fax.)

2. Purchaser and Seller will each establish a single sold accounts inquiry desk to handle requests and speed research. The communication link will be between Purchaser's and Seller's desks only. All questions and requests for account research will flow between these inquiry desks. Purchaser will contact the Branches if their assistance is required. All Branches will place their inquiries through Purchaser's inquiry desk.

3. Purchaser will pay Seller for all research and photocopies necessary to satisfy historical reconstruction and/or third party account inquiries at Seller's then current rate unless such research is directly related to Seller's error.

4. Seller will forward adjustments to Purchaser with description (including account number and customer name if available). Adjustments will settle through the settlement account.

5. Interest adjustments required on accounts after the Effective Date due to Seller's error prior to the Effective Date will be handled by Seller. The customer will be sent a check and 1099 if applicable.

6. Items in process of collection at the time of Closing will be identified to Purchaser and the dollar entries will pass through the settlement account.

7. Government reclamation notices on account will be complied with, to the extent that funds are available in the account at the time the notice is received. In the event that funds are not available to cover all or part of the reclamation activity prior to the Effective

   Date, Purchaser will comply with the reclamation to the extent funds are available (on a FIFO basis) and then return the reclamation to the government agency with notice that the account was owned by Seller at the time covered by the period for which funds are not remitted.

8. Funds transfers received for accounts during the grace period will be posted to Purchaser's single correspondent DDA (the settlement account) with Seller. Purchaser will be advised by phone.

                                  RETURN MAIL

Resolution
Date
----------

1. Seller will send all returned mail from the Branch closing customer communication to Purchaser's designee. No attempt will be made to remail. These accounts will still be included in the Deposit Liabilities.

2. Returned special cutoff statement (DDA and savings) will be kept by Seller. Purchaser may request copies/information as needed.

3. If any CD maturity notices are returned to Seller, its account services area will contact Purchaser's designee who will secure proper addresses and complete notifications.

4. Seller will keep returned interest checks and notify the Purchaser's designee.

5. Seller will keep 1099s as per current procedure. No effort will be made to locate customers.

6. Seller will keep returned NSF and OD notices. Seller will also keep returned ICR notices.

7. Chargebacks (with checks attached), proof corrections, deposit adjustments, and all miscellaneous adjustments will be sent to Purchaser's designee.

                                   EXHIBIT E
                                   ---------

                                  BILL OF SALE

        THIS BILL OF SALE is dated this ____ day of ________ 1997, by Signet Bank, a Virginia banking corporation ("Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

        WHEREAS, Seller and Union Bankshares Corporation, a registered bank holding company ("Purchaser") have entered into a Purchase and Assumption Agreement dated as of October 21, 1997, (the "Agreement") which provides for the sale by Seller to Purchaser of certain personal property and loans related to Seller's branches set forth in Exhibit A to the Agreement (the "Branches"), all as set forth in the Agreement;

        NOW, THEREFORE, Seller, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to Purchaser all of its right, title and interest in and to the following assets (the "Assets"):

        (a) All furniture, fixtures and tangible personal property located in the Branches, except for:

            (1) Seller's rights in any leased equipment;

            (2) any rights to the name "Signet" and any of Seller's corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, trademarks or trade names;

            (3) Seller's signs located at the Branches;

            (4) any trust business conducted by Seller with any customers of the
                Branches;

            (5) any commercial loans with customers of any of the Branches except as specifically contemplated by Section 1.7 of the Agreement;

            (6) any consumer loans with customer of any of the Branches, including, without limitation, overdraft protection loans, credit card loans, home equity loans or lines of credit, mortgage loans and installment loans, except as specifically contemplated by
                Section 1.7 of the Agreement;

            (7) any brokerage accounts or mutual fund accounts with customers of any of the Branches; and

            (8) the assets listed on Schedule l.l(b) to the Agreement.

        (b) All of the loans maintained, serviced and listed in Seller's general ledger as loans of the Branches (except for those loans described in Subsection 1.7 (b) of the Agreement), a list of such specific loans will be attached hereto on the Closing Statement (as defined in the Agreement) (the "Loans"); and

        (c) All of Seller's files and records related to the Loans.

        Seller, for itself and its successors and assigns, does hereby covenant and agree to and with Purchaser and its successors and assigns that it (i) is seized of, and has the right to convey to Purchaser, such title to the Assets as is provided in the Agreement, (ii) will warrant and defend said title to the Assets in the manner provided in the Agreement, and (iii) shall, from time to time, at the request of Purchaser, execute, acknowledge and deliver to Purchaser any and all further instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to transfer the Assets to Purchaser, enable Purchaser to bill, collect, service and administer the Loans and give full force and effect to the full intent and purposes of this Bill of Sale.

        IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed by its duly authorized officers and its corporate seal to be affixed hereto, all as of the day and year first above written.


                                               SIGNET BANK

                                               By:___________________________

                                               Title:________________________

                                   EXHIBIT F
                                   ---------

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

        THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into this __________ day of ________, 1997, by and between Signet Bank, a Virginia banking corporation ("Seller"), and Union Bankshares Corporation, a registered bank holding company ("Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

        WHEREAS, Seller and Purchaser have entered into a Purchase and Assumption Agreement dated as of October 21, 1997 (the "Agreement"), which provides for the assignment by Seller of all of its rights and interests in and to certain leases, contracts, deposit accounts and other liabilities related to Seller's branches set forth in Exhibit A to the Agreement (the "Branches"), and the assumption by Purchaser of all of Seller's liabilities and obligations thereunder, all as set forth in the Agreement;

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt of which is hereby acknowledged by Seller and Purchaser, Seller hereby assigns, transfers and sets over to Purchaser all of Seller's rights and interest to, and Purchaser does hereby assume all of Seller's liabilities and obligations in connection with, the following assets (the "Assets"):

        (a) The Deposit Liabilities described in Section 1.4 of the Agreement, except for those Deposit Liabilities described in Subsection 1.4 (b);

        (b) The Loans described in Section 1.7 of the Agreement; and

        (c) The Safe Deposit Contracts described in Section 1.6 of the
            Agreement.

        This Assignment and Assumption Agreement shall be binding upon, and shall inure to the benefit of, Seller, Purchaser and each of their successors and assigns and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control. Terms used and not defined otherwise herein shall have the meanings set forth in the Agreement.

                                   EXHIBIT F
                                   ---------

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

        THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into this ____ day of ________, 1997, by and between Signet Bank, a Virginia banking corporation ("Seller"), and Union Bankshares Corporation, a registered bank holding company ("Purchaser").

                              W I T N E S S E T H:
                              -------------------

        WHEREAS, Seller and Purchaser have entered into a Purchase and Assumption Agreement dated as of October 20, 1997 (the "Agreement"), which provides for the assignment by Seller of all of its rights and interests in and to certain leases, contracts, deposit accounts and other liabilities related to Seller's branches set forth in Exhibit A to the Agreement (the "Branches"), and the assumption by Purchaser of all of Seller's liabilities and obligations thereunder, all as set forth in the Agreement;

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt of which is hereby acknowledged by Seller and Purchaser, Seller hereby assigns, transfers and sets over to Purchaser all of Seller's rights and interest to, and Purchaser does hereby assume all of Seller's liabilities and obligations in connection with, the following assets (the "Assets"):

        (a) The Deposit Liabilities described in Section 1.4 of the Agreement, except for those Deposit Liabilities described in Subsection 1.4(b);

        (b) The Loans described in Section 1.7 of the Agreement; and

        (c) The Safe Deposit Contracts described in Section 1.6 of the
            Agreement.

        This Assignment and Assumption Agreement shall be binding upon, and shall inure to the benefit of, Seller, Purchaser and each of their successors and assigns and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control. Terms used and not defined otherwise herein shall have the meanings set forth in the Agreement.

        This Assignment and Assumption Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

        IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers and their corporate seals to be affixed hereto, all as of the day and year first above written.

                                                SIGNET BANK

                                                By:
                                                 ---------------------------
                                                Title:
                                                 ---------------------------



                                                UNION BANKSHARES CORPORATION

                                                By:
                                                 ---------------------------
                                                Title:
                                                 ---------------------------

                       PURCHASE AND ASSUMPTION AGREEMENT
                                    Between
                                  SIGNET BANK
                                      and
                          UNION BANKSHARES CORPORATION

                                 SCHEDULE LIST

Schedule No.                    Description
------------                    -----------
1.1 (a)(1)                    Owned Branches
1.1 (b)                       Excluded Assets
1.6                           Safe Deposit Contracts
1.7                           Loans
1.8                           Fees
4.2                           Violations
4.5                           Brokers
4.6                           Personal Property
4.7                           Owned Branches
5.2                           Violations
5.5                           Brokers
6.12                          Severance Benefits

                              SCHEDULE 1.1 (a) (1)
                              --------------------
                                 OWNED BRANCHES

                                 See attached.

                              SCHEDULE 1.1 (b)
                              ----------------

                                EXCLUDED ASSETS

                                     None.

                                  SCHEDULE 1.6
                                  ------------
                             SAFE DEPOSIT CONTRACTS

                                 See attached.

                                  SCHEDULE 1.7
                                  ------------
                                     LOANS

                                 See attached.

                                  SCHEDULE 1.8
                                  ------------
                                      FEES

                                 See attached.

                                  SCHEDULE 4.2
                                  ------------
                                   VIOLATIONS

                                     None.

                                  SCHEDULE 4.5
                                  ------------
                                    BROKERS

        J. P. Morgan Securities, Inc.

                                  SCHEDULE 4.6
                                  ------------
                               PERSONAL PROPERTY

                                     None.

                                  SCHEDULE 4.7
                                  ------------

                                 OWNED BRANCHES

                                     None.

                                  SCHEDULE 5.2
                                  ------------

                                   VIOLATIONS

                                  SCHEDULE 5.5
                                  ------------

                                    BROKERS

                           Wheat First Butcher Singer

                                 SCHEDULE 6.12
                                 -------------

                               SEVERANCE BENEFITS

                                 See attached.